Exhibit 99.1

AIM ImmunoTech Announces IRB Approval to Enroll COVID-19 ‘Long Haulers’ in the AMP-511 ME/CFS Clinical Trial of Ampligen

COVID-19 Patients May Continue to Experience Chronic Fatigue-Like Symptoms

OCALA, Fla. – October 6, 2020 – AIM ImmunoTech Inc. (NYSE American: AIM) is pleased to announce that it has received Institutional Review Board (IRB) approval for the expansion of the AMP-511 Expanded Access Program (EAP) clinical trial for Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS) to include patients previously diagnosed with SARS-CoV-2, but who still demonstrate chronic fatigue-like symptoms. Patients in the trial are treated with AIM’s flagship pipeline drug Ampligen.

Charles Lapp, MD, at a recent AIM ImmunoTech Inc. planning meeting on COVID-19-induced chronic fatigue in ‘Long Haulers,’ at the Hunter-Hopkins Center, Charlotte, N.C.

These patients — commonly referred to as Post-COVID-19 Chronic Fatigue (PCCF) / “Long Haulers” because of the persistence of their symptoms — will be able to receive Ampligen treatments alongside the ME/CFS patients in the EAP. Up to 20 of the 100 active participants can be Long Haulers, according to the new trial protocol amendment. AIM is currently preparing the IRB-approved protocol for submission to the U.S. Food and Drug Administration (“FDA”).

“It is anticipated that COVID-19 will trigger a large number of CFS cases, providing an opportunity for the medical community to learn more about the onset and pathogenesis of CFS,” according to Charles Lapp, MD, a global expert in ME/CFS. “The investigational immune-modulating antiviral drug Ampligen might have a role to play in this scenario.”

Many survivors of the first SARS-CoV-1 epidemic in 2003 continued to report classic chronic fatigue-like symptoms after recovering from the acute illness. In fact, approximately 27% of survivors met the CDC criteria for chronic fatigue syndrome (See: https://jamanetwork.com/journals/jamainternalmedicine/fullarticle/415378). There is now increasing evidence that patients with COVID-19 — the disease caused by SARS-CoV-2 — can develop a similar, ME/CFS-like illness (See: https://jamanetwork.com/journals/jama/fullarticle/2768351). AIM CEO Thomas K. Equels states, “With millions of U.S. cases of COVID-19 already on record we can expect a tidal wave of new U.S. cases of COVID-19 sufferers who will exhibit serious chronic fatigue-like symptoms. In addition, unpublished data from AIM indicates that ME/CFS patients respond better to Ampligen the earlier they receive the drug, so enrolling ‘Long Haulers’ earlier in their diagnosis could potentially benefit these patients while also providing valuable information for all ME/CFS patients.”

In June, AIM filed a provisional utility patent application for Ampligen as a potential therapy for COVID-19-induced ME/CFS-like illness (See: https://aimimmuno.irpass.com/AIM-ImmunoTech-

Files-Provisional-Patent-Application-for-the-Use-of-AmpligenR-as-a-Potential-Therapy-for-COVID-19-Induced-Chronic-Fatigue).

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act (PSLRA) of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. For example, the FDA could require changes to the trial protocol amendment and testing will be required to determine whether or not Ampligen will assist in the treatment of COVID-19 induced CFS-like cases. Among other things, for those statements, we claim the protection of safe harbor for forward-looking statements contained in the PSLRA. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Human clinical trials will be necessary to prove whether or not Ampligen will be efficacious in humans. No assurance can be given as to whether current or planned immuno-oncology clinical trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. No assurance can be given that future studies will not result in findings that are different from those reported in the studies referenced.

Contacts:

Crescendo Communications, LLC

Phone: 212-671-1021

Email: aim@crescendo-ir.com

AIM ImmunoTech Inc

Phone: 800-778-4042

Email: IR@aimimmuno.com

Source: AIM ImmunoTech Inc.